Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Apricus Biosciences, Inc.
San Diego, California
We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement of our report dated March 13, 2017, relating to the consolidated financial statements of Apricus Biosciences, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
San Diego, California
September 25, 2017